Exhibit 99.2

COMPAQ COMPUTER CORPORATION
BUSINESS OUTLOOK AND DISCUSSION OF FINANCIAL RESULTS
THIRD QUARTER 2001

BUSINESS OUTLOOK

Compaq expects fourth quarter 2001 consolidated revenue to be in the range of $7.6 billion to $7.8 billion and a net loss of approximately $(0.03) per diluted common share. The effective tax rate benefit is projected to be 28 percent for full year 2001.

DISCUSSION OF FINANCIAL RESULTS

REVENUE

Compaq reported third quarter and nine month consolidated revenue of $7.5 billion and $25.1 billion, respectively, a decrease of 33 percent and 19 percent compared with the prior year periods. While revenue in Compaq Global Services continued to grow, the higher services revenue was offset by declines in Compaq’s hardware segments resulting from a weakening global economy, worsened by the events of September 11, and other related supply chain and logistics events, as well as aggressive pricing.

Consolidated revenue by business segment was as follows:

                                       Three months ended           Nine months ended
                                       ------------------           -----------------
                                          September 30,                September 30,
                                       ------------------           -----------------
(In millions)                          2001           2000           2001         2000
                                       ----           ----           ----         ----
Enterprise Computing                   $ 2,376     $   3,811        $ 7,995      $10,205
Access                                   3,255         5,604         11,453       15,213
Compaq Global Services                   1,879         1,841          5,757        5,523
Segment Eliminations and Other             (34)          (39)           (79)         (84)
                                   -------------- -------------- ------------- ------------
                                       $ 7,476     $  11,217        $25,126      $30,857
                                   ============== ============== ============= ============

Consolidated revenue by geographic region was as follows:

                                    Three months ended           Nine months ended
                                    ------------------           -----------------
                                       September 30,                September 30,
                                       -------------                -------------
(In millions)                       2001           2000           2001         2000
                                    ----           ----           ----         ----
North America                      $ 3,448       $  5,662       $10,903       $ 15,196
Europe, Middle East and Africa       2,491          3,475         8,977         10,067
Asia-Pacific                           568            675         1,798          1,786
Japan                                  412            573         1,515          1,610
Latin America                          393            567         1,331          1,493
Greater China                          164            265           602            705
                                -------------- -------------- ------------- ------------
                                   $ 7,476       $ 11,217       $25,126       $ 30,857
                                ============== ============== ============= ============

GROSS MARGIN

Consolidated gross margin of 19.9 percent of revenue ($1.5 billion) and 21.5 percent of revenue ($5.4 billion) for the three and nine months ended September 30, 2001, respectively, declined by 4.1 and 2.0 percentage points from the comparable periods in 2000. The decline in gross margin resulted primarily from rapid price declines in the hardware segments.

OPERATING EXPENSE

Consolidated operating expense was $1.6 billion for the third quarter of 2001, a reduction of $289 million, or 15 percent, compared with the third quarter of 2000. On a year to date basis, operating expense decreased $364 million, or 7 percent. While Compaq has successfully driven operating expense lower through solid execution of restructuring plans and other cost reduction initiatives, further benefits are expected to be realized upon conclusion of these actions.

INCOME TAXES

The effective tax rate benefit was 27 percent for the three months ended September 30, 2001 and 28 percent for the nine months ended September 30, 2001. For the comparable periods of 2000, Compaq’s effective tax rate was 32 percent. The change was primarily driven by the tax effect of the write-down of Compaq’s investment portfolio during the third quarter of 2001. This write-down could result in future capital losses that are not expected to result in a corresponding tax benefit. Compaq expects a full year 2001 effective tax rate benefit of 28 percent.

CONSOLIDATED EARNINGS

For the third quarter of 2001, Compaq’s net loss (excluding special items) was $120 million, or $(0.07) per diluted common share, compared with net income (excluding special items) of $532 million, or $0.30 per diluted common share, for the corresponding period in 2000. On a reported basis, Compaq’s consolidated net loss was $499 million, or $(0.29) per diluted common share, in the third quarter of 2001, compared with consolidated net income of $557 million, or $0.31 per diluted common share, in the prior year quarter.

For the nine months ended September 30, 2001, Compaq’s net income (excluding special items) was $146 million, or $0.09 per diluted common share, compared with net income (excluding special items) of $1.1 billion, or $0.66 per diluted common share, for the corresponding period in 2000. On a reported basis, Compaq’s consolidated net loss was $700 million, or $(0.41) per diluted common share for the nine months ended September 30, 2001, compared with consolidated net income of $1.2 billion, or $0.71 per diluted common share, in the prior year period.

Special items in the third quarter of 2001 included net investment losses of $514 million, due to a decline in market value of certain equity investments and other related assets, primarily related to Compaq’s investment in CMGI, Inc., and related tax effects, while the third quarter of 2000 included net investment income of $38 million ($25 million, net of tax).

Special items in the first nine months of 2001 included restructuring charges of $742 million, net investment losses of $438 million, and related tax effects, while the first nine months of 2000 included net investment income of $144 million and related tax effect.

SEGMENTS

Segment financial data was as follows:

                                        Three months ended           Nine months ended
                                        ------------------           -----------------
                                           September  30,               September 30,
                                           --------------               -------------
(In millions)                            2001           2000           2001          2000
                                         ----           ----           ----          ----
Enterprise Computing
  Revenue                               $2,376         $ 3,811        $7,995      $ 10,205
  Operating income (loss)                 (104)            493           102         1,138

Access
  Revenue                                3,255           5,604        11,453        15,213
  Operating income (loss)                 (248)            142          (485)          201

Compaq Global Services
  Revenue                                1,879           1,841         5,757         5,523
  Operating income                         284             232           809           658

Segment Eliminations and Other
  Revenue                                  (34)           (39)           (79)         (84)
  Operating income (loss)                    6             (9)             3          (15)

Consolidated Segment Totals
  Revenue                             $  7,476        $ 11,217      $ 25,126      $ 30,857
  Operating income (loss)             $    (62)         $  858        $  429       $ 1,982

A reconciliation of consolidated segment operating income (loss) to consolidated income (loss) before income taxes was as follows:

                                                 Three months ended             Nine months ended
                                                 ------------------             -----------------
                                                    September 30,                 September 30,
                                                    -------------                 -------------
(In millions)                                     2001           2000           2001          2000
                                                  ----           ----           ----          ----
Consolidated segment operating income (loss)     $ (62)         $  858          $ 429       $ 1,982
Unallocated corporate expenses                     (48)            (59)          (131)         (188)
Restructuring and related charges                    --             --           (742)           --
Other income (expense), net                       (575)             20           (528)           69
                                             --------------- -------------- ------------- -------------
                                             --------------- -------------- ------------- -------------
Income (loss) before income taxes             $   (685)          $ 819         $ (972)      $ 1,863
                                             =============== ============== ============= =============

Enterprise Computing

Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products.

Revenue

Enterprise Computing revenue decreased $1.4 billion, or 38 percent, compared with the third quarter of 2000 and represented 32 percent of consolidated revenue during the quarter. On a year to date basis, revenue from this segment decreased $2.2 billion, or 22 percent. The combination of weakness in the economy, aggressive pricing practices particularly in low-end industry standard servers, and Compaq’s actions to significantly reduce channel inventories drove average selling prices lower. Sales of Compaq’s business critical servers outperformed the segment average as demand for Compaq Himalaya™ products remained steady.

Operating Income

Enterprise Computing incurred an operating loss of $104 million during the quarter compared with operating income of $493 million in the third quarter of 2000. For the nine months ended September 30, 2001, operating income decreased $1 billion, or 91 percent, compared with the corresponding period in 2000. Lower operating income in this segment resulted primarily from lower margins in industry standard servers due to pricing actions in low-end products, partially offset by improvements in Compaq’s cost model and slightly higher margins in business critical servers.

Access

The Access business delivers products and solutions targeting the convergence of business and home-user computing for the Internet-connected world

Revenue

Access revenue decreased $2.3 billion, or 42 percent, compared with the third quarter of 2000 and represented 44 percent of consolidated revenue during the quarter. On a year to date basis, Access revenue decreased $3.8 billion, or 25 percent. Deteriorating global economic conditions and declining consumer confidence led to an aggressive pricing environment. In addition, Compaq took strong pricing actions on existing model portable inventory in conjunction with the introduction of the new Compaq Evo™ line and significantly reduced channel inventories during the quarter. These factors contributed to lower unit sales and average selling prices.

Operating Income

The Access business incurred an operating loss of $248 million during the quarter compared with operating income of $142 million in the third quarter of 2000. For the nine months ended September 30, 2001, Access incurred an operating loss of $485 million compared with operating income of $201 million for the corresponding period in 2000. While Compaq has increased direct sales and is beginning to realize increasing cost efficiencies from the combination of its consumer and commercial personal computer operations, weakening economic conditions and an aggressive pricing environment led to operating losses for the quarter and year to date periods.

Compaq Global Services

Compaq Global Services delivers worldwide infrastructure and solution design implementation, management and support services, as well as leasing and asset management services.

Revenue

Compaq Global Services revenue increased $38 million, or 2 percent (5 percent in constant currency), compared with the third quarter of 2000 and represented 25 percent of consolidated revenue. On a year to date basis, revenue from this segment increased $234 million, or 4 percent (9 percent in constant currency). Compaq Global Services’ broad portfolio and geographic diversification contributed to higher revenue, despite a challenging economic environment. Revenue growth was fueled by global enterprise technology solutions. Given current economic uncertainties, customers are focused on service and solution expenditures that reduce costs and increase productivity, resulting in growth in revenue from outsourcing and support services. Revenue also benefited from stronger service attachment rates as well as higher leasing revenues due to growth in Compaq’s leased asset portfolio.

Operating Income

Compaq Global Services operating income increased $52 million, or 22 percent, in the third quarter of 2001 compared with the corresponding period in 2000. For the nine months ended September 30, 2001, operating income from this segment increased $151 million, or 23 percent, compared with the corresponding period in 2000. The increase in operating income resulted primarily from higher revenue as noted above as well as lower operating costs resulting from initiatives to align operating costs with the current economic climate and revenue profile.

Unallocated Corporate Expenses

The results of the business segments exclude separately managed unallocated corporate expenses, which are comprised primarily of general and administrative costs as well as other items not controlled by the business segments. Unallocated corporate expenses decreased 19 percent from $59 million in the third quarter of 2000 to $48 million in the third quarter of 2001. On a year to date basis, unallocated corporate expenses decreased 30 percent from $188 million to $131 million.

BALANCE SHEET INFORMATION

Compaq’s cash balance was $3.9 billion at the end of the quarter, an increase of $1.4 billion from December 31, 2000.

Cash flow from operating activities was $256 million during the quarter compared to $719 million in the third quarter of 2000.

For the nine months ended September 30, 2001, cash flow from operating activities increased $1.1 billion to $1.3 billion, compared with an operating cash flow of $288 million for the corresponding period in the prior year. Major uses of cash during the nine months ended September 30, 2001 included net capital expenditures ($742 million) and dividends paid to stockholders ($126 million).

Net trade accounts receivable was $4.8 billion at September 30, 2001, a decrease of $1.9 billion from December 31, 2000. The decline in receivables was primarily due to lower revenue.

Net inventory was $1.6 billion at September 30, 2001, a decrease of $579 million from December 31, 2000. The decrease in this balance resulted from aggressive actions taken by Compaq to reduce inventory levels.

Days sales outstanding and inventory turn data was as follows:

                            September 30,    December 31,     September 30,
                            -------------    ------------     -------------
                                2001             2000             2000
                                ----             ----             ----
Days sales outstanding             59               53              52
Inventory turns                    15.0             16.3            14.0

At September 30, 2001, Compaq held $371 million of minority equity investments, a decrease of $493 million compared with December 31, 2000. The decrease in this balance was primarily due to declines in market value of certain investments.

Borrowings were $1.2 billion at September 30, 2001, an increase of $790 million compared with December 31, 2000.

Long-term debt increased $25 million to $600 million at September 30, 2001 compared with December 31, 2000. The increase resulted from the issuance of $300 million of unsecured 6.2 percent debt securities maturing on May 15, 2003, offset by $275 million of long-term debt that became current during the quarter and was reclassified to current liabilities under borrowings.

Proposed Merger with Hewlett-Packard Company

On September 3, 2001, Compaq and HP announced that a definitive merger agreement was unanimously approved by both Boards of Directors, subject to regulatory approval and affirmative stockholders’ vote by both companies. Under the terms of the agreement dated September 4, 2001, Compaq stockholders will receive 0.6325 of a newly issued HP share for each outstanding share of Compaq common stock. The transaction, which is expected to be tax-free to stockholders of both companies for U.S. Federal income tax purposes, will be accounted for as a purchase. Subject to regulatory and stockholder approvals and customary closing conditions, the transaction is expected to close in the first half of 2002. The details of this transaction are discussed in Compaq’s Form 8-K filed with the Securities and Exchange Commission on September 4, 2001.

Employees

Total regular employee headcount was approximately 66,000 at September 30, 2001.

---oOo---

Compaq is a trademark of Compaq Information Technologies Group, L.P. All other product names mentioned herein may be trademarks or registered trademarks of their respective companies.

This financial discussion contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the Hewlett-Packard/Compaq merger does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Compaq and Hewlett-Packard are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Compaq and Hewlett-Packard's Securities and Exchange Commission reports (including but not limited to Compaq's annual report on Form 10-K for the year ended December 31, 2000, HP's annual report on Form 10-K for the year ended October 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Compaq's results could differ materially from Compaq's expectations in these statements. Compaq assumes no obligation and does not intend to update these forward-looking statements.

                                                    COMPAQ COMPUTER CORPORATION
                                            CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                                            (Unaudited)

                                                                     Three months ended                   Three months ended
                                                                     September 30, 2001                   September 30, 2000
                                                               --------------------------------     --------------------------------
(In millions, except per share amounts)                       As Reported          Pro Forma       As Reported         Pro Forma
-----------------------------------------------------------------------------------------------------------------------------------

Revenue:
    Products                                                      $ 5,835           $ 5,835           $ 9,573            $ 9,573
    Services                                                        1,641             1,641             1,644              1,644
                                                               --------------    --------------     -------------     --------------
        Total revenue                                               7,476             7,476            11,217             11,217
                                                               --------------    --------------     -------------     --------------

Cost of sales:
    Products                                                        4,830             4,830             7,380              7,380
    Services                                                        1,161             1,161             1,154              1,154
                                                               --------------    --------------     -------------     --------------
        Total cost of sales                                         5,991             5,991             8,534              8,534
                                                               --------------    --------------     -------------     --------------

Selling, general and administrative                                 1,298             1,298             1,502              1,502
Research and development                                              297               297               382                382
Other (income) expense, net                                                                                                   18
                                                                      575                61
                                                                                                         (20)
                                                               --------------    --------------     -------------     --------------
                                                                    2,170             1,656             1,864              1,902
                                                               --------------    --------------     -------------     --------------

Income (loss) before income taxes                                   (685)             (171)               819                781
Provision (benefit) for income taxes                                (186)              (51)               262                249
                                                               --------------    --------------     -------------     --------------
                                                               --------------    --------------     -------------     --------------

Net income (loss)                                                 $ (499)           $ (120)            $  557             $  532
                                                               ==============    ==============     =============     ==============

Earnings (loss) per common share:
   Basic                                                         $ (0.29)          $ (0.07)            $ 0.32             $ 0.31
   Diluted                                                       $ (0.29)          $ (0.07)            $ 0.31             $ 0.30

Shares used in computing earnings (loss) per common share:
    Basic                                                           1,696             1,696             1,725              1,725
                                                               ==============    ==============     =============     ==============
    Diluted                                                         1,696             1,696             1,769              1,769
                                                               ==============    ==============     =============     ==============

A reconciliation of Compaq’s pro forma net income (loss) to reported net income (loss) follows:

                                                    Three months ended September 30,
                                            -------------------------------------------------
(In millions)                                   2001                                2000
---------------------------------------------------------------------------------------------

Pro forma net income (loss)                    $ (120)                              $  532
Net investment gains (losses), net of tax        (379)                                  25
                                            --------------                       ------------
Reported net income (loss)                     $ (499)                              $  557
                                            ==============                       ============